Press Release
XL House
8 St. Stephen’s Green
Dublin 2, Ireland

Phone +353 (0)1 400 5500
Fax +353 (0)1 405 2033
www.xlcatlin.com

Contact:	David Radulski	Carol Parker-Trott
	Investor Relations	Media Relations
	(203) 964-3470	(441) 294-7290

XL GROUP PLC ANNOUNCES PROPOSED REDOMESTICATION TO BERMUDA FROM IRELAND

Bermuda Already Home to XL’s Largest Operating Subsidiary; Move Follows 2015 Acquisition of Bermuda Based Catlin Group Limited

Dublin, Ireland - February 29, 2016 - XL Group plc (“XL” or the “Company”) (NYSE: XL) announced today that it proposes to change the parent holding company’s place of incorporation to Bermuda from Ireland.

XL's Chief Executive Officer, Michael S. McGavick, said: “Establishing our corporate home in Bermuda is a natural step for XL. XL has had a presence in Bermuda since 1986, which grew significantly following the transformative transaction with Bermuda-based Catlin last year. A significant portion of XL’s business, in fact our largest operating subsidiary, has for decades been located in Bermuda and regulated by the Bermuda Monetary Authority (“BMA”), a premier regulator of global insurance and reinsurance companies. Further the BMA's regulatory regime, and its expertise as an international financial regulator, has recently been acknowledged and endorsed with it being determined fully equivalent to Solvency II by the European Union's Commission, Parliament and Council."

McGavick continued: “Following the Catlin transaction, and with the recent determination of full Solvency II equivalence for Bermuda, it has been concluded that the BMA is best situated to serve as XL's group-wide supervisor and to approve XL’s internal capital model. This is a change that we believe will benefit XL’s clients, partners, and shareholders alike.”

XL does not expect the redomestication will have any material impact on its financial results, including the Company’s global effective tax rate.

To effect the redomestication, a Bermuda exempted company, XL Group Ltd, would replace XL Group plc as the ultimate holding company of the XL group of companies, and the Company's ordinary shareholders would receive one common share of the new Bermuda company in exchange for each ordinary share of the Company held by them. XL expects to submit the proposal for redomestication, along with related proposals, to its shareholders in the next several months and complete the transaction in the third quarter of 2016. The proposed redomestication will be subject to receipt of necessary regulatory approvals, approval by the Company's ordinary shareholders, satisfaction of other conditions and sanctioning by the High Court of Ireland.

XL will continue to be registered with the U.S. Securities and Exchange Commission (the “SEC”) and be subject to SEC reporting requirements applicable to domestic registrants. Further, the Company will continue to be subject to the applicable corporate governance rules of the New York Stock Exchange (“NYSE”), and will continue to report its financial results in U.S. dollars and under U.S. generally accepted accounting principles. The Company's shares will continue to trade on the NYSE under the ticker symbol “XL”. We expect that XL will remain included in the S&P 500.

About XL Group plc

XL Group plc (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

Notice on Forward-Looking Statements:

This press release may contain, and certain oral statements made by our representatives from time to time may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. Such statements include forward-looking statements both with respect to us in general, and to the insurance and reinsurance sectors (both as to underwriting and investment matters). These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. The factors that could cause actual results to differ materially from current expectations include, but are not limited to, our ability to obtain approval of XL's ordinary shareholders and the High Court of Ireland for the redomestication, to obtain the necessary governmental and regulatory approvals, and to satisfy the other conditions to the redomestication within the expected time frame or at all, our ability to realize the expected benefits from the redomestication, the occurrence of difficulties in connection with the redomestication, any unanticipated costs in connection with the redomestication and changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof by the tax authorities in Bermuda, the United States and other jurisdictions following the redomestication, as well as our management’s response to these factors. The foregoing factors are in addition to the other factors set forth in XL’s reports on Form 10-K and Form 10-Q and other documents on file with the SEC. XL undertakes no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Important Information for Shareholders

In connection with the proposed redomestication, XL has today filed a preliminary proxy with the SEC, and XL will provide the definitive proxy statement to its shareholders when available. Security holders are urged to read the definitive proxy statement regarding the proposed redomestication when it becomes available because it will contain important information. You may obtain a free copy of the definitive proxy statement (when available) and other related documents filed by XL with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement (when available) and other related documents may also be obtained for free by accessing www.xlgroup.com, clicking on the link for “Investor Relations” and then clicking on the link for “SEC Filings”.

Participants in the Solicitation

XL and its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of the redomestication. You can obtain information about XL’s executive officers and directors in XL’s annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016 and the proxy statement for the 2015 annual general meeting filed with the SEC on March 20, 2015, respectively. You can obtain free copies of these documents by contacting XL or accessing its website as noted above.

# # # # # # #

2